Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Jones Soda Co. of our report dated March 29, 2023 relating to the consolidated financial statements, which appear in the Jones Soda Co. Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Armanino LLP

San Ramon, California

May 8, 2024